UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): August 31, 2015

Omega Protein Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-14003 (Commission File Number)	76-0562134 (I.R.S. Employer Identification No.)

2105 City West Boulevard Suite 500 Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 623-0060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2015, Mark Livingston, age 52, joined Omega Protein Corporation (the “Company”) as Vice President, Chief Accounting Officer, and Controller.

Prior to joining the Company, Mr. Livingston served as the Director of Financial Reporting since June 2012 at ION Geophysical Corporation (“ION”), a geoscience company providing seismic services to the oil and gas industry. Prior to that position, Mr. Livingston was the Director of Internal Audit at ION since March 2008. Before joining ION, Mr. Livingston served as Director of Internal Audit at Symetra Financial Corporation and Qwest Communications Inc. Additionally, Mr. Livingston worked in internal audit positions at other public companies and at PriceWaterhouseCoopers LLP and Arthur Andersen LLP, nationally based accounting firms. Mr. Livingston is a Certified Public Accountant.

In connection with Mr. Livingston’s employment, the Company entered into an Employment Agreement with him dated as of August 31, 2015, (the “Employment Agreement”), pursuant to which he will be entitled to receive an annual base salary of $200,000 paid in accordance with Company payroll practices. Mr. Livingston will also be eligible for an annual performance bonus, with a target bonus of 55% of his annual base salary, depending upon the achievement of specific individual and Company performance criteria. In connection with joining the Company, Mr. Livingston will also receive a one-time year-end bonus of $40,000 which is anticipated to be paid in December 2015. Mr. Livingston will also be eligible to participate in the Company’s long term incentive award program, with a target long term incentive of 40% of his annual base salary. The Employment Agreement has no term and may be terminated at any time by either the Company or Mr. Livingston subject to the provisions of the agreements regarding notice and severance. Upon a termination by the Company for any reason other than for Due Cause (as defined in the Employment Agreement), death or Disability (as defined in the Employment Agreement) and provided that Mr. Livingston delivers an effective release in favor of the Company, Mr. Livingston is entitled to receive a lump sum payment equal to his annual base salary, payable within five days after the date that such release becomes effective. Upon a termination by the Company for any reason other than Due Cause, death or Disability, within twelve months after a Change of Control (as defined in the Employment Agreement) and provided that Mr. Livingston delivers an effective release in favor of the Company, Mr. Livingston is entitled to receive a lump sum payment equal to one and a half times his annual base salary, payable within five days after the date that such release becomes effective.

The Employment Agreement contains restrictions on Mr. Livingston’s use of the Company’s confidential information and also provides that Mr. Livingston will assign to the Company all worldwide rights in any intellectual property that he develops which relates to the business, products or services of the Company. During the term of the Employment Agreement, and for the three years following the termination thereof, Mr. Livingston may not engage, directly or indirectly, in any business or enterprise which is in competition with the Company anywhere in the world, induce any Company employee to leave his or her employment with the Company, or solicit any distributor or customer to modify its business relationship with the Company.

The foregoing summary of the terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference.

Mr. Livingston received a restricted stock grant under the Company’s 2015 Long-Term Incentive Plan (“Plan”) valued at $60,000 which is the Fair Market Value (as defined by the Plan) on the date of grant. Under the Plan, Fair Market Value is defined as the average of the highest and lowest sales price of a share of Company’s Common Stock as reported on the NYSE on the date of grant.

The grant date for these shares of restricted Common Stock was August 31, 2015 and these shares were valued at $16.98 per share. The shares vest in equal one third increments on each succeeding anniversary of the date of grant.

The grant was made pursuant to an Award of Restricted Stock Agreement. The foregoing description of the Award of Restricted Stock Agreement does not purport to be complete and is qualified in its entirety by reference to the form of the Award of Restricted Stock Agreement, which is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Greg Toups, the Company’s former Vice President, Chief Accounting Officer, and Controller, will remain with the Company as Vice President and Controller, Animal Nutrition.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

10.1     Employment Agreement dated as of August 31, 2015 by and between Mark Livingston and Omega Protein Corporation

10.2     Award of Restricted Stock Agreement for Mark Livingston dated August 31, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: September 1, 2015	By:	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary

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